UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                              (Amendment No. ___)*



                           SYSCOMM INTERNATIONAL CORP.
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                                (Name of Issuer)



                                  COMMON STOCK
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                        (Title of Class of Securities)



                                   871942 10 8
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                                 (CUSIP Number)

                                FEBRUARY 14, 1999
             (Date of Event Which Requires Filing of this Statement)


     Check the following box if a fee is being paid with this statement: . (A fee is not required only if the filing person : (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 871942 10 8               13G               Page  2  of  4  Pages

    1       NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            John H. Spielberger
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    2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (a)
                                                                            (b)

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    3       SEC USE ONLY
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    4       CITIZENSHIP OR PLACE OF ORGANIZATION

              USA
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      NUMBER OF            5      SOLE VOTING POWER
        SHARES
     BENEFICIALLY                 1,924,750
       OWNED BY
         EACH
      REPORTING
        PERSON
         WITH
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                           6      SHARED VOTING POWER

                                  603,000
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                           7      SOLE DISPOSITIVE POWER

                                  1,924,750
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                           8      SHARED DISPOSITIVE POWER

                                  603,000
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    9
            AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            2,527,750
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10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

     Excludes 50,000 shares owned by Mr. Spielberger's wife, Catherine, of which John H. Spielberger disclaims a beneficial ownership

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11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            50%
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12          TYPE OF REPORTING PERSON*

            IN
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                      *SEE INSTRUCTIONS BEFORE FILLING OUT!





                                AMENDMENT NO. __
                                       TO
                                  SCHEDULE 13G

Item 1(a).        Name of Issuer:

                  SysComm International Corporation

Item 1(b).        Address of Issuer's Principal Executive Offices:

                  20 Precision Drive
                  Shirley, New York 11967

Item 2(a).        Name of Person Filing:

                  John H. Spielberger

Item 2(b).        Address of Principal Business Office or, if None, Residence:

                  c/o SysComm International Corporation
                  20 Precision Drive
                  Shirley, New York 11967

Item 2(c).        Citizenship:

                  USA

Item 2(d).        Title of Class of Securities:

                  Common Stock

Item 2(e).        CUSIP Number:

                  871942 10 8

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

                  Not applicable

Item 4.  Ownership.  As of December 31, 1998

                  (a)      Amount beneficially owned:2,527,750*

                  (b)      Percent of class:50%

                  (c)      Number of shares as to which such person has:

                           (i)      Sole power to vote or direct the vote:              1,924,750

                           (ii)     Shared power to vote or direct the vote:              603,000*

                           (iii)    Sole power to dispose or direct the disposition of: 1,924,750

                           (iv)     Shared power to dispose or direct the disposition of: 603,000*

Item 5.  Ownership of Five Percent or Less of a Class.

                  Not applicable

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being reported on by the Parent Holding Company.

                  Not applicable

Item 8.  Identification and Classification of Members of the Group.

                  Not applicable

Item 9.  Notice of Dissolution of Group.

                  Not applicable

Item 10. Certification.

                  Not applicable

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:    February 9, 1999

                                   /s/ John H. Spielberger
                                   ------------------------------------------




--------
* Includes 600,000 shares owned by Bearpen Limited Partnership, a partnership which John H. Spielberger and his wife, Catherine, are general partners and 3,000 shares owned by John H. Spielberger and his wife, Catherine.